Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of SeaChange International, Inc. of our report dated April 17, 2006, except as to the effect of the matters described in Note 1 to the consolidated financial statements as filed in the Company’s Form 10K/A for the year ended January 31, 2007, which is as of October 19, 2007, relating to the financial statements and financial statement schedule, which appears in SeaChange International, Inc.’s Annual Report and Form 10K for the year ended January 31, 2008.

PricewaterhouseCoopers LLP
Boston, Massachusetts
September 9, 2008